Lawson Products, Inc. Announces Extension of $55.0 million Credit Agreement

For Immediate Release

DES PLAINES, Ill., Oct 03, 2011 (BUSINESS WIRE) — Lawson Products, Inc. (NASDAQ:LAWS) (the “Company”), today announced it has entered into an Amendment to the Credit Agreement dated August 21, 2009 between the Company and The PrivateBank and Trust Company (“Amended Credit Agreement”). The Amended Credit Agreement extends the term of the $55.0 million credit facility, which includes an additional $20.0 million accordion feature, to October 1, 2016. The Amended Credit Facility decreases the interest rate spreads and the unused line fee, increases the annual allowable dividends from $7.0 million to $10.0 million, increases the allowance for acquisitions and reduces the minimum working capital to total debt ratio from 2.0 to 1.75.

Thomas Neri, President and Chief Executive Officer said, “We are very pleased to continue our excellent relationship with The PrivateBank. This amendment reflects the confidence they have in Lawson’s future, and provides us additional flexibility to implement our growth strategies and further invest in our business.”

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc. (NASDAQ: LAWS), is an industrial distributor of more than 300,000 different maintenance and repair supplies. Lawson Products serves its customers through a dedicated team of 1,100 experienced field sales agents and approximately 900 employees. The Company services the industrial, institutional, commercial and government markets in all 50 U.S. states, Canada and Puerto Rico.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2010 Form 10-K filed on February 17, 2011 and updated in Item 1A of the June 30, 2011 Form 10-Q filed on July 28, 2011. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contact:
Lawson Products, Inc.
Ronald J. Knutson, 847-827-9666, ext. 2665
SVP, Chief Financial Officer

Media Contact:
Carolyn Ballard, 847-827-9666 ext. 2251
Director, Communications